Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

SECOND QUARTER 2020 FINANCIAL RESULTS

ROLLING MEADOWS, IL, July 30, 2020 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended June 30, 2020. Management will host a webcast conference call to discuss these results on Thursday, July 30, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 10.

Summary of Financial Results – Second Quarter

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	2nd Q 20	2nd Q 19	2nd Q 20	2nd Q 19	2nd Q 20	2nd Q 19	2nd Q 20	2nd Q 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,201.1	$1,131.2	$190.2	$138.0	$366.5	$280.9	$0.97	$0.70
Net gains on divestitures	(1.0)	(1.9)	(0.8)	(1.4)	(1.0)	(1.9)	—	(0.01)
Acquisition integration	—	—	5.1	2.5	6.7	3.4	0.02	0.01
Workforce and lease termination	—	—	11.5	7.2	15.0	9.5	0.06	0.04
Acquisition related adjustments	—	—	8.3	3.0	4.1	6.1	0.04	0.02
Levelized foreign currency translation	—	(15.5)	—	(3.2)	—	(5.6)	—	(0.02)
Effective income tax rate impact	—	—	—	0.6	—	—	—	0.01

Brokerage, as adjusted *	1,200.1	1,113.8	214.3	146.7	391.3	292.4	1.09	0.75

Risk Management, as reported	190.8	209.1	9.9	15.5	28.5	33.8	0.05	0.08
Workforce and lease termination	—	—	3.7	2.1	5.0	2.8	0.02	0.01
Acquisition related adjustments	—	—	1.1	(0.2)	—	—	0.01	—
Levelized foreign currency translation	—	(1.8)	—	(0.2)	—	(0.4)	—	—
Effective income tax rate impact	—	—	—	0.2	—	—	—	—

Risk Management, as adjusted *	190.8	207.3	14.7	17.4	33.5	36.2	0.08	0.09

Corporate, as reported	159.7	284.5	(38.3)	(32.1)	(35.0)	(45.9)	(0.23)	(0.20)
Effective income tax rate impact	—	—	—	(1.0)	—	—	—	(0.01)

Corporate, as adjusted *	159.7	284.5	(38.3)	(33.1)	(35.0)	(45.9)	(0.23)	(0.21)

Total Company, as reported	$1,551.6	$1,624.8	$161.8	$121.4	$360.0	$268.8	$0.79	$0.58	36%

Total Company, as adjusted *	$1,550.6	$1,605.6	$190.7	$131.0	$389.8	$282.7	$0.94	$0.63	49%

Total Brokerage & Risk Management, as reported	$1,391.9	$1,340.3	$200.1	$153.5	$395.0	$314.7	$1.02	$0.78	31%

Total Brokerage & Risk Management, as adjusted *	$1,390.9	$1,321.1	$229.0	$164.1	$424.8	$328.6	$1.17	$0.84	39%

*

For second quarter 2020, the pretax impact of the Brokerage segment adjustments totals $31.5 million, with a corresponding adjustment to the provision for income taxes of $7.4 million relating to these items. For second quarter 2020, the pretax impact of the Risk Management segment adjustments totals $6.5 million, with a corresponding adjustment to the provision for income taxes of $1.7 million relating to these items. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We delivered an excellent second quarter,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Despite the economic deterioration caused by COVID-19, our teams are executing at the highest levels while we continue to place health and safety first. We are servicing our clients, we are selling new business, we continue to look at merger and acquisition opportunities, and our bedrock culture keeps our teams working together, even while physically apart.

“We grew our combined brokerage and risk management revenues in the second quarter - organically and through M&A - and our expense control actions delivered excellent growth in EBITDAC and net earnings. This demonstrates that our investments over the last decade have enabled us to quickly adjust our workforce and expense base, increase the utilization of our centers of excellence, efficiently work remotely, improve our productivity, while continually raising our quality.

“In the second quarter, most P&C rates increased mid-to-high single digits, offsetting exposure unit decreases. Employee benefits covered lives decreased during the second quarter, but not nearly as much as head-line unemployment numbers. New arising risk management claims bottomed in April and showed improvement in both May and June.

“Looking forward, we feel highly confident our expense control efforts can offset a lull in organic growth and we see our M&A program returning to more historical levels by the end of the year.

“Finally, I would like to thank every Gallagher professional for their constant and tireless focus on delivering the very best insurance brokerage, consulting and risk management services to our customers around the world. More than ever, these are times when our global capabilities and resources support our local professionals as they help our customers navigate these challenging times.”

Summary of Financial Results – Six-Months Ended June 30,

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	6 Mths 20	6 Mths 19	6 Mths 20	6 Mths 19	6 Mths 20	6 Mths 19	6 Mths 20	6 Mths 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$2,636.7	$2,513.1	$501.6	$447.5	$844.4	$787.6	$2.58	$2.29
Net gains on divestitures	(1.2)	(59.0)	(1.0)	(34.5)	(1.2)	(46.0)	—	(0.18)
Acquisition integration	—	—	10.2	2.8	13.4	3.8	0.05	0.01
Workforce and lease termination	—	—	16.5	11.9	21.5	15.8	0.09	0.06
Acquisition related adjustments	—	—	6.2	2.9	8.7	8.7	0.03	0.02
Levelized foreign currency translation	—	(29.6)	—	(4.7)	—	(9.1)	—	(0.03)
Effective income tax rate impact	—	—	—	2.9	—	—	—	0.02

Brokerage, as adjusted *	2,635.5	2,424.5	533.5	428.8	886.8	760.8	2.75	2.19

Risk Management, as reported	402.6	412.4	29.0	31.7	63.5	67.9	0.15	0.17
Workforce and lease termination	—	—	3.9	2.4	5.3	3.2	0.02	0.01
Acquisition related adjustments	—	—	0.9	(0.2)	—	—	—	—
Levelized foreign currency translation	—	(4.4)	—	(0.3)	—	(0.6)	—	—
Effective income tax rate impact	—	—	—	0.4	—	—	—	—

Risk Management, as adjusted *	402.6	408.0	33.8	34.0	68.8	70.5	0.17	0.18

Corporate, as reported	341.5	656.8	(13.4)	(6.1)	(58.0)	(111.3)	(0.15)	(0.11)
Effective income tax rate impact	—	—	—	(2.0)	—	—	—	(0.01)

Corporate, as adjusted *	341.5	656.8	(13.4)	(8.1)	(58.0)	(111.3)	(0.15)	(0.12)

Total Company, as reported	$3,380.8	$3,582.3	$517.2	$473.1	$849.9	$744.2	$2.58	$2.35	10%

Total Company, as adjusted *	$3,379.6	$3,489.3	$553.9	$454.7	$897.6	$720.0	$2.77	$2.25	23%

Total Brokerage & Risk Management, as reported	$3,039.3	$2,925.5	$530.6	$479.2	$907.9	$855.5	$2.73	$2.46	11%

Total Brokerage & Risk Management, as adjusted *	$3,038.1	$2,832.5	$567.3	$462.8	$955.6	$831.3	$2.92	$2.37	23%

*

For the six-month period ended June 30, 2020, the pretax impact of the Brokerage segment adjustments totals $41.7 million, with a corresponding adjustment to the provision for income taxes of $9.8 million relating to these items. For the six-month period ended June 30, 2020, the pretax impact of the Risk Management segment adjustments totals $6.5 million, with a corresponding adjustment to the provision for income taxes of $1.7 million relating to these items. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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COVID-19 Impact

In our property/casualty brokerage operations, during the second quarter 2020, our (a) new business generation remained at pre-pandemic levels, (b) retention and non-recurring business were both lower than pre-pandemic levels, (c) renewal customer exposure units (i.e., insured values, payrolls, employees, miles driven, etc.) showed some decline; however, premium rates across most geographies and lines of coverage have continued to increase, effectively mitigating the decline, and (d) net positive mid-term policy modifications were also lower.

In June and thus far in July, renewal customer exposure units showed improvement compared to lows seen in April and May as our customers restarted and reopened their businesses, full policy cancellations have remained similar to pre-pandemic levels, and we continue to see property/casualty premium rates move higher overall which may partially, or fully, offset future declines in exposure units, if any.

In our employee benefits brokerage operations, during the second quarter 2020 and thus far in July, we saw a decrease in new consulting and special project work and a decrease in covered lives on renewal business, but not to the same level as increases in unemployment claims. We believe the decline in covered lives could persist over the next few quarters, and deteriorate further, if the economy is slow to recover.

In our risk management operations, we began seeing a meaningful decline in new claims arising during the last two weeks of March, which persisted into April. In each of May, June and July, we did see an improved level of claims; however, new claims arising are still well below pre-pandemic levels. A slower recovery in the number of workers employed could cause fewer claims arising in future quarters.

Our clean energy investments saw lower electricity consumption in the U.S. due to reduced economic activity, milder temperatures and falling natural gas prices. These conditions, which began in mid-to-late March, continued through June 30. Thus far in July, production has increased due to warmer weather in our operating locations; however, we expect a reduced level of production for the remainder of 2020.

We activated our business continuity plan in mid-March. Over 90% of our staff is still working remotely and approximately 20% of our nearly 1,000 locations are open; but most of which are only partially open. We believe our service levels are unchanged from pre-pandemic levels. We have not had any office-wide outbreaks of COVID-19, and fewer than 100 confirmed cases amongst our 33,000 employees - all of which we believe contracted the virus outside of our office locations.

Given the deterioration in economic conditions, we are actively managing costs by limiting discretionary spending such as travel, entertainment and advertising expenses, adjusting our real estate footprint, reducing capital expenditures, limiting use of outside labor and consultants, increasing utilization of our centers of excellence, and implementing a support-layer hiring and wage freeze. In addition, we have adjusted portions of our workforce where volumes have declined significantly and normal attrition is not sufficient; which, to date has impacted less than 3%, and may impact an additional 1% in 2020, of our global workforce.

The impact of these actions in the second quarter of 2020 was substantial; with estimated savings of approximately $74 million pretax compared to second quarter 2019, as adjusted for pro forma full-quarter costs related to acquisitions closed after March 31, 2019. Offsetting these savings were severance and lease termination costs of approximately $14 million pretax related to these actions. We believe savings in the third and fourth quarters compared to the same quarters in 2019, could total between $60 million and $70 million pretax per quarter after adjusting for pro forma full-quarter costs related to acquisitions. Offsetting possible future savings would be additional severance and lease termination costs, which we estimate could total approximately $5 million to $10 million pretax per quarter related to these actions. Future net savings may be lower if the economy recovers faster than our forecasts or our costs to implement changes exceed our estimates.

We have not seen any meaningful decline of cash receipts from our clients to date and we have approximately $1.3 billion of available liquidity. A prolonged economic downturn may cause a deterioration of future cash collections but we believe our cost savings, reduced non-client facing capital expenditures and working capital improvements could mitigate a potential decline in our cash flows over the near-term.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Base Commissions and Fees
Commissions and fees, as reported	$1,096.6	$1,033.8	$2,409.6	$2,236.0
Less commissions and fees from acquisitions	(70.9)	—	(161.7)	—
Less divested operations and program repricing	—	(6.3)	—	(18.3)
Levelized foreign currency translation	—	(14.0)	—	(26.2)

Organic base commissions and fees	$1,025.7	$1,013.5	$2,247.9	$2,191.5

Supplemental Revenues
Supplemental revenues, as reported	$50.3	$46.9	$109.3	$103.6
Less supplemental revenues from acquisitions	(0.5)	—	(3.0)	—
Levelized foreign currency translation	—	(0.6)	—	(1.2)

Organic supplemental revenues	$49.8	$46.3	$106.3	$102.4

Contingent Revenues
Contingent revenues, as reported	$37.4	$29.5	$82.5	$77.5
Less contingent revenues from acquisitions	(0.6)	—	(2.6)	—
Levelized foreign currency translation	—	(0.2)	—	(0.5)

Organic contingent revenues	$36.8	$29.3	$79.9	$77.0

Total reported commissions, fees, supplemental revenues and contingent revenues	$1,184.3	$1,110.2	$2,601.4	$2,417.1
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(72.0)	—	(167.3)	—
Less divested operations and program repricing	—	(6.3)	—	(18.3)
Levelized foreign currency translation	—	(14.8)	—	(27.9)

Total organic commissions, fees, supplemental revenues and contingent revenues	$1,112.3	$1,089.1	$2,434.1	$2,370.9

Total organic change	2.1%		2.7%

Acquisition Activity	2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Number of acquisitions closed *	4	13	12	24
Estimated annualized revenues acquired (in millions)	$13.9	$194.5	$138.1	$265.7

*	In the second quarter of 2020, Gallagher issued 370,000 shares at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Compensation expense, as reported			$672.4	$659.3	$1,425.2	$1,336.5
Acquisition integration			(3.8)	(2.1)	(7.6)	(2.1)
Workforce and lease termination related charges			(13.3)	(8.5)	(18.9)	(10.7)
Acquisition related adjustments			(4.1)	(6.1)	(8.7)	(8.7)
Levelized foreign currency translation			—	(8.4)	—	(16.2)

Compensation expense, as adjusted			$651.2	$634.2	$1,390.0	$1,298.8

Reported compensation expense ratios using reported revenues on pages 1 and 2	*		56.0%	58.3%	54.1%	53.2%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	*	*	54.3%	56.9%	52.7%	53.6%

Reported revenues			$1,201.1	$1,131.2	$2,636.7	$2,513.1

Adjusted revenues			$1,200.1	$1,113.8	$2,635.5	$2,424.5

*

Reported second quarter 2020 compensation ratio was 2.3 pts lower than second quarter 2019. This ratio was primarily impacted by savings in base and incentive compensation due to increased utilization of our centers of excellence, savings in the cost of our employee medical program and other compensation expense control measures as noted on page 3, partially offset by increases in severance and integration expenses.

**

Adjusted second quarter 2020 compensation ratio was 2.6 pts lower than second quarter 2019. This ratio was impacted by savings in base and incentive compensation due to increased utilization of our centers of excellence, savings in the cost of our employee medical program and other compensation control measures as noted on page 3.

Operating Expense and Ratios		2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Operating expense, as reported		$162.2	$191.0	$367.1	$389.0
Acquisition integration		(2.9)	(1.3)	(5.8)	(1.7)
Workforce and lease termination related charges		(1.7)	(1.0)	(2.6)	(5.1)
Costs related to divestures		—	—	—	(13.0)
Levelized foreign currency translation		—	(1.5)	—	(4.3)

Operating expense, as adjusted		$157.6	$187.2	$358.7	$364.9

Reported operating expense ratios using reported revenues on pages 1 and 2	*	13.5%	16.9%	13.9%	15.5%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	*	13.1%	16.8%	13.6%	15.1%

Reported revenues		$1,201.1	$1,131.2	$2,636.7	$2,513.1

Adjusted revenues		$1,200.1	$1,113.8	$2,635.5	$2,424.5

*

Reported second quarter 2020 operating expense ratio was lower 3.4 pts lower than second quarter 2019. Adjusted second quarter 2020 operating expense ratio was 3.7 pts lower than second quarter 2019. These ratios were primarily impacted by operating cost control measures as noted on page 3.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)	2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Net earnings, as reported	$190.2	$138.0	$501.6	$447.5
Provision for income taxes	57.6	44.3	157.0	147.2
Depreciation	17.8	16.4	35.4	32.6
Amortization	86.6	78.7	220.8	154.2
Change in estimated acquisition earnout payables	14.3	3.5	(70.4)	6.1

EBITDAC	366.5	280.9	844.4	787.6

Net gains on divestitures	(1.0)	(1.9)	(1.2)	(46.0)
Acquisition integration	6.7	3.4	13.4	3.8
Workforce and lease termination related charges	15.0	9.5	21.5	15.8
Acquisition related adjustments	4.1	6.1	8.7	8.7
Levelized foreign currency translation	—	(5.6)	—	(9.1)

EBITDAC, as adjusted	$391.3	$292.4	$886.8	$760.8

Net earnings margin, as reported using reported revenues on pages 1 and 2	15.8%	12.2%	19.0%	17.8%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	32.6%	26.3%	33.7%	31.4%

Reported revenues	$1,201.1	$1,131.2	$2,636.7	$2,513.1

Adjusted revenues	$1,200.1	$1,113.8	$2,635.5	$2,424.5

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Fees	$189.5	$208.2	$399.7	$409.8
International performance bonus fees	1.1	0.4	2.4	1.7
Fees as reported	190.6	208.6	402.1	411.5

Less fees from acquisitions	(3.6)	—	(6.5)	—
Levelized foreign currency translation	—	(1.8)	—	(4.4)

Organic fees	$187.0	$206.8	$395.6	$407.1

Organic change in fees	-9.6%		-2.8%

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Compensation expense, as reported			$126.1	$128.8	$257.0	$253.6
Workforce and lease termination related charges			(4.9)	(2.8)	(5.2)	(3.2)
Levelized foreign currency translation			—	(1.1)	—	(2.9)

Compensation expense, as adjusted			$121.2	$124.9	$251.8	$247.5

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*		66.1%	61.6%	63.8%	61.5%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	*	*	63.5%	60.3%	62.5%	60.7%

Reported revenues (before reimbursements)			$190.8	$209.1	$402.6	$412.4

Adjusted revenues (before reimbursements)			$190.8	$207.3	$402.6	$408.0

*

Reported second quarter 2020 compensation ratio was 4.5 pts higher than second quarter 2019. This ratio was primarily impacted by lower organic growth and severance expense, partially offset by savings in temporary help and the compensation expense control measures as noted on page 3.

**

Adjusted second quarter 2020 compensation ratio was 3.2 pts higher than second quarter 2019. This ratio was primarily impacted by lower organic growth, partially offset by savings in temporary help and the compensation expense control measures as noted on page 3.

Operating Expense and Ratios		2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Operating expense, as reported		$36.2	$46.5	$82.1	$90.9
Workforce and lease termination related charges		(0.1)	—	(0.1)	—
Levelized foreign currency translation		—	(0.3)	—	(0.9)

Operating expense, as adjusted		$36.1	$46.2	$82.0	$90.0

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	19.0%	22.2%	20.4%	22.0%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	18.9%	22.3%	20.4%	22.1%

Reported revenues (before reimbursements)		$190.8	$209.1	$402.6	$412.4

Adjusted revenues (before reimbursements)		$190.8	$207.3	$402.6	$408.0

*

Reported second quarter operating expense ratio was 3.2 pts lower than second quarter 2019. Adjusted second quarter 2020 operating expense ratio was 3.4 pts lower than second quarter 2019. These ratios were primarily impacted by operating cost control measures as noted on page 3, partially offset by technology expenses relating to essential client-related commitments.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	2nd Q 2020	2nd Q 2019	6 Mths 2020	6 Mths 2019
Net earnings, as reported	$9.9	$15.5	$29.0	$31.7
Provision for income taxes	3.3	5.5	9.8	11.3
Depreciation	12.3	11.9	24.6	22.7
Amortization	1.6	1.0	3.0	2.0
Change in estimated acquisition earnout payables	1.4	(0.1)	(2.9)	0.2

EBITDAC	28.5	33.8	63.5	67.9
Workforce and lease termination related charges	5.0	2.8	5.3	3.2
Levelized foreign currency translation	—	(0.4)	—	(0.6)

EBITDAC, as adjusted	$33.5	$36.2	$68.8	$70.5

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	5.2%	7.4%	7.2%	7.7%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	17.6%	17.5%	17.1%	17.3%

Reported revenues (before reimbursements)	$190.8	$209.1	$402.6	$412.4

Adjusted revenues (before reimbursements)	$190.8	$207.3	$402.6	$408.0

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Corporate Segment Reported GAAP Information (dollars in millions):

	2020			2019
	Pretax Loss	Income Tax (Provision) Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax (Provision) Benefit	Net Earnings (Loss) Attributable to Controlling Interests
2nd Quarter
Interest and banking costs	$(51.5)	$12.9	$(38.6)	$(46.0)	$12.0	$(34.0)
Clean energy related (1)	(22.9)	27.9	5.0	(36.6)	44.8	8.2
Acquisition costs	(1.4)	0.2	(1.2)	(7.8)	1.3	(6.5)
Corporate (2) (3)	(20.1)	10.0	(10.1)	(13.6)	7.6	(6.0)

Corporate, as reported	(95.9)	51.0	(44.9)	(104.0)	65.7	(38.3)
Adjustments
Effective income tax rate impact (2)	—	—	—	—	(1.0)	(1.0)

Components, as adjusted
Interest and banking costs	(51.5)	12.9	(38.6)	(46.0)	12.0	(34.0)
Clean energy related (1)	(22.9)	27.9	5.0	(36.6)	44.8	8.2
Acquisition costs	(1.4)	0.2	(1.2)	(7.8)	1.3	(6.5)
Corporate (2) (3)	(20.1)	10.0	(10.1)	(13.6)	6.6	(7.0)

Components of Corporate Segment, as adjusted	$(95.9)	$51.0	$(44.9)	$(104.0)	$64.7	$(39.3)

Six Months
Interest and banking costs	$(103.3)	$25.9	$(77.4)	$(87.1)	$22.7	$(64.4)
Clean energy related (1)	(46.8)	104.3	57.5	(90.1)	159.8	69.7
Acquisition costs	(4.1)	0.4	(3.7)	(11.7)	1.9	(9.8)
Corporate (2) (3)	(30.5)	25.7	(4.8)	(35.5)	19.9	(15.6)

Corporate, as reported	(184.7)	156.3	(28.4)	(224.4)	204.3	(20.1)
Adjustments
Effective income tax rate impact (2)	—	—	—	—	(2.0)	(2.0)

Components, as adjusted
Interest and banking costs	(103.3)	25.9	(77.4)	(87.1)	22.7	(64.4)
Clean energy related (1)	(46.8)	104.3	57.5	(90.1)	159.8	69.7
Acquisition costs	(4.1)	0.4	(3.7)	(11.7)	1.9	(9.8)
Corporate (2) (3)	(30.5)	25.7	(4.8)	(35.5)	17.9	(17.6)

Components of Corporate Segment, as adjusted	$(184.7)	$156.3	$(28.4)	$(224.4)	$202.3	$(22.1)

(1)

Pretax loss for the second quarter is presented net of amounts attributable to noncontrolling interests of $6.6 million in 2020 and $6.2 million in 2019. Pretax loss for the six-months ended June 30, 2020, is presented net of amounts attributable to noncontrolling interests of $15.0 million in 2020 and $14.0 million in 2019.

(2)	Corporate includes the impact on Q1 2019 for the decrease in the annual effective income tax rate used to compute the provision for income taxes for full year 2019 that occurred in Q4 2019.

(3)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $5.1 million in Q2 2020 and a gain of $1.7 million in Q2 2019. Corporate pretax loss includes a net unrealized foreign exchange remeasurement gain of $7.3 million in the six months 2020 and a loss of $0.4 million in the six months 2019.

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Interest and banking costs and debt - At June 30, 2020, Gallagher had $4,448.0 million of borrowings from private placements, $100.0 million of short-term borrowings under its line of credit facility and $103.6 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in 21 active clean coal production plants in 2020 (34 in 2019 and prior years) and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation and other corporate level activities. In addition, this includes the tax expense related to the impact of the U.S. tax legislation passed in December 2017 - principally the partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended June 30, 2020 and 2019 was 5.8% and (15.1)%, respectively, which was lower than the statutory rate due to the amount of IRC Section 45 tax credits. In fourth quarter 2019, Gallagher lowered its U.S. effective income tax rate from 26% to 25%.

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, July 30, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 49 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) future actions the Company may take in response to the disruption caused by COVID-19; (ii) anticipated future results or performance of any segment or the Company as a whole; (iii) the premium rate environment and the state of insurance markets; and (iv) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the effects of the coronavirus (COVID-19); or other factors like Brexit; trade wars or tariffs; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact on lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

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Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•	Costs related to divestitures, which include legal and other costs related to certain operations that are being exited by Gallagher.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. Prior to first quarter 2019, this adjustment also reflected impacts of acquisition valuation true-ups.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Effective income tax rate impact, which represents the impact related to prior quarters in 2019 for the decrease in the effective income tax rate used to compute the provision for income taxes in fourth quarter 2019.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

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Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance and, for the overall business, provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and for the overall business are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations and program repricing in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior period. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 13 and 14), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 3), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 2nd Qtr Ended June 30,

(Unaudited - in millions except per share, percentage and workforce data)

	2nd Q Ended	2nd Q Ended	6 Mths Ended	6 Mths Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Brokerage Segment
Commissions	$827.5	$777.7	$1,844.7	$1,718.1
Fees	269.1	256.1	564.9	517.9
Supplemental revenues	50.3	46.9	109.3	103.6
Contingent revenues	37.4	29.5	82.5	77.5
Investment income and net gains on divestitures	16.8	21.0	35.3	96.0

Total revenues	1,201.1	1,131.2	2,636.7	2,513.1

Compensation	672.4	659.3	1,425.2	1,336.5
Operating	162.2	191.0	367.1	389.0
Depreciation	17.8	16.4	35.4	32.6
Amortization	86.6	78.7	220.8	154.2
Change in estimated acquisition earnout payables	14.3	3.5	(70.4)	6.1

Expenses	953.3	948.9	1,978.1	1,918.4

Earnings before income taxes	247.8	182.3	658.6	594.7
Provision for income taxes	57.6	44.3	157.0	147.2

Net earnings	190.2	138.0	501.6	447.5
Net earnings attributable to noncontrolling interests	1.5	5.1	2.2	14.9

Net earnings attributable to controlling interests	$188.7	$132.9	$499.4	$432.6

EBITDAC
Net earnings	$190.2	$138.0	$501.6	$447.5
Provision for income taxes	57.6	44.3	157.0	147.2
Depreciation	17.8	16.4	35.4	32.6
Amortization	86.6	78.7	220.8	154.2
Change in estimated acquisition earnout payables	14.3	3.5	(70.4)	6.1

EBITDAC	$366.5	$280.9	$844.4	$787.6

	2nd Q Ended	2nd Q Ended	6 Mths Ended	6 Mths Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Risk Management Segment
Fees	$190.6	$208.6	$402.1	$411.5
Investment income	0.2	0.5	0.5	0.9

Revenues before reimbursements	190.8	209.1	402.6	412.4
Reimbursements	32.4	33.0	70.1	66.1

Total revenues	223.2	242.1	472.7	478.5

Compensation	126.1	128.8	257.0	253.6
Operating	36.2	46.5	82.1	90.9
Reimbursements	32.4	33.0	70.1	66.1
Depreciation	12.3	11.9	24.6	22.7
Amortization	1.6	1.0	3.0	2.0
Change in estimated acquisition earnout payables	1.4	(0.1)	(2.9)	0.2

Expenses	210.0	221.1	433.9	435.5

Earnings before income taxes	13.2	21.0	38.8	43.0
Provision for income taxes	3.3	5.5	9.8	11.3

Net earnings	9.9	15.5	29.0	31.7
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$9.9	$15.5	$29.0	$31.7

EBITDAC
Net earnings	$9.9	$15.5	$29.0	$31.7
Provision for income taxes	3.3	5.5	9.8	11.3
Depreciation	12.3	11.9	24.6	22.7
Amortization	1.6	1.0	3.0	2.0
Change in estimated acquisition earnout payables	1.4	(0.1)	(2.9)	0.2

EBITDAC	$28.5	$33.8	$63.5	$67.9

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 2nd Qtr Ended June 30,

(Unaudited - in millions except share and per share data)

	2nd Q Ended	2nd Q Ended	6 Mths Ended	6 Mths Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Corporate Segment
Revenues from consolidated clean coal facilities	$146.7	$270.0	$314.6	$626.4
Royalty income from clean coal licenses	13.0	15.3	26.9	31.9
Loss from unconsolidated clean coal facilities	(0.2)	(0.9)	(0.2)	(1.6)
Other net revenues	0.2	0.1	0.2	0.1

Total revenues	159.7	284.5	341.5	656.8

Cost of revenues from consolidated clean coal facilities	161.2	292.0	346.6	674.5
Compensation	17.1	18.2	29.6	53.3
Operating	16.4	20.2	23.3	40.3
Interest	50.0	44.9	100.5	85.1
Depreciation	4.3	7.0	11.2	14.0

Expenses	249.0	382.3	511.2	867.2

Loss before income taxes	(89.3)	(97.8)	(169.7)	(210.4)
Benefit for income taxes	(51.0)	(65.7)	(156.3)	(204.3)

Net earnings (loss)	(38.3)	(32.1)	(13.4)	(6.1)
Net earnings attributable to noncontrolling interests	6.6	6.2	15.0	14.0

Net earnings (loss) attributable to controlling interests	$(44.9)	$(38.3)	$(28.4)	$(20.1)

EBITDAC
Net earnings (loss)	$(38.3)	$(32.1)	$(13.4)	$(6.1)
Benefit for income taxes	(51.0)	(65.7)	(156.3)	(204.3)
Interest	50.0	44.9	100.5	85.1
Depreciation	4.3	7.0	11.2	14.0

EBITDAC	$(35.0)	$(45.9)	$(58.0)	$(111.3)

	2nd Q Ended	2nd Q Ended	6 Mths Ended	6 Mths Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total Company
Commissions	$827.5	$777.7	$1,844.7	$1,718.1
Fees	459.7	464.7	967.0	929.4
Supplemental revenues	50.3	46.9	109.3	103.6
Contingent revenues	37.4	29.5	82.5	77.5
Investment income and net gains on divestitures	17.0	21.5	35.8	96.9
Revenues from clean coal activities	159.5	284.4	341.3	656.7
Other net revenues - Corporate	0.2	0.1	0.2	0.1

Revenues before reimbursements	1,551.6	1,624.8	3,380.8	3,582.3
Reimbursements	32.4	33.0	70.1	66.1

Total revenues	1,584.0	1,657.8	3,450.9	3,648.4

Compensation	815.6	806.3	1,711.8	1,643.4
Operating	214.8	257.7	472.5	520.2
Reimbursements	32.4	33.0	70.1	66.1
Cost of revenues from clean coal activities	161.2	292.0	346.6	674.5
Interest	50.0	44.9	100.5	85.1
Depreciation	34.4	35.3	71.2	69.3
Amortization	88.2	79.7	223.8	156.2
Change in estimated acquisition earnout payables	15.7	3.4	(73.3)	6.3

Expenses	1,412.3	1,552.3	2,923.2	3,221.1

Earnings before income taxes	171.7	105.5	527.7	427.3
Provision (benefit) for income taxes	9.9	(15.9)	10.5	(45.8)

Net earnings	161.8	121.4	517.2	473.1
Net earnings attributable to noncontrolling interests	8.1	11.3	17.2	28.9

Net earnings attributable to controlling interests	$153.7	$110.1	$500.0	$444.2

Diluted net earnings per share	$0.79	$0.58	$2.58	$2.35

Dividends declared per share	$0.45	$0.43	$0.90	$0.86

EBITDAC
Net earnings	$161.8	$121.4	$517.2	$473.1
Provision (benefit) for income taxes	9.9	(15.9)	10.5	(45.8)
Interest	50.0	44.9	100.5	85.1
Depreciation	34.4	35.3	71.2	69.3
Amortization	88.2	79.7	223.8	156.2
Change in estimated acquisition earnout payables	15.7	3.4	(73.3)	6.3

EBITDAC	$360.0	$268.8	$849.9	$744.2

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	June 30, 2020	Dec 31, 2019

Cash and cash equivalents	$349.7	$604.8
Restricted cash	2,653.0	2,019.1
Premiums and fees receivable	6,873.5	5,419.2
Other current assets	884.2	1,074.4

Total current assets	10,760.4	9,117.5
Fixed assets - net	461.4	467.4
Deferred income taxes (includes tax credit carryforwards of $985.9 in 2020 and $962.1 in 2019)	1,012.1	945.6
Other noncurrent assets	727.7	773.6
Right-of-use assets	362.2	393.5
Goodwill	5,756.4	5,618.5
Amortizable intangible assets - net	2,226.0	2,318.7

Total assets	$21,306.2	$19,634.8

Premiums payable to underwriting enterprises	$7,950.5	$6,348.5
Accrued compensation and other current liabilities	1,131.6	1,347.8
Deferred revenue - current	453.3	434.1
Premium financing debt	103.6	170.6
Corporate related borrowings - current	225.0	620.0

Total current liabilities	9,864.0	8,921.0
Corporate related borrowings - noncurrent	4,315.4	3,816.1
Deferred revenue - noncurrent	66.3	69.7
Lease liabilities - noncurrent	307.9	340.9
Other noncurrent liabilities	1,218.1	1,271.6

Total liabilities	15,771.7	14,419.3

Stockholders’ equity:
Common stock - issued and outstanding	191.5	188.1
Capital in excess of par value	4,051.0	3,825.7
Retained earnings	2,228.3	1,901.3
Accumulated other comprehensive loss	(982.2)	(759.6)

Total controlling interests stockholders’ equity	5,488.6	5,155.5
Noncontrolling interests	45.9	60.0

Total stockholders’ equity	5,534.5	5,215.5

Total liabilities and stockholders’ equity	$21,306.2	$19,634.8

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	2nd Q Ended	2nd Q Ended	6 Mths Ended	6 Mths Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	190,470	185,769	189,597	185,145
Diluted weighted average shares outstanding (000s)	194,050	189,768	193,648	189,054
Number of common shares outstanding at end of period (000s)			191,469	186,070
Workforce at end of period (includes acquisitions):
Brokerage			25,051	23,940
Risk Management			6,438	6,454
Total Company			32,780	31,675

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings	Provision		Net Earnings	Net Earnings
	(Loss)	(Benefit)		Attributable to	Attributable to	Diluted Net
	Before Income	for Income		Noncontrolling	Controlling	Earnings
	Taxes	Taxes	Net Earnings	Interests	Interests	per Share
2nd Q Ended June 30, 2020
Brokerage, as reported	$247.8	$57.6	$190.2	$1.5	$188.7	$0.97
Net gains on divestitures	(1.0)	(0.2)	(0.8)	—	(0.8)	—
Acquisition integration	6.7	1.6	5.1	—	5.1	0.02
Workforce and lease termination	15.0	3.5	11.5	—	11.5	0.06
Acquisition related adjustments	10.8	2.5	8.3	—	8.3	0.04

Brokerage, as adjusted	$279.3	$65.0	$214.3	$1.5	$212.8	$1.09

Risk Management, as reported	$13.2	$3.3	$9.9	$—	$9.9	$0.05
Workforce and lease termination	5.0	1.3	3.7	—	3.7	0.02
Acquisition related adjustments	1.5	0.4	1.1	—	1.1	0.01

Risk Management, as adjusted	$19.7	$5.0	$14.7	$—	$14.7	$0.08

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings	Net Earnings Attributable to Noncontrolling Interests	Net Earnings Attributable to Controlling Interests	Diluted Net Earnings per Share
2nd Q Ended June 30, 2019
Brokerage, as reported	$182.3	$44.3	$138.0	$5.1	$132.9	$0.70
Net gains on divestitures	(1.9)	(0.5)	(1.4)	—	(1.4)	(0.01)
Acquisition integration	3.4	0.9	2.5	—	2.5	0.01
Workforce and lease termination	9.5	2.3	7.2	—	7.2	0.04
Acquisition related adjustments	4.0	1.0	3.0	—	3.0	0.02
Effective income tax rate impact	—	(0.6)	0.6	—	0.6	0.01
Levelized foreign currency translation	(4.2)	(1.0)	(3.2)	—	(3.2)	(0.02)

Brokerage, as adjusted	$193.1	$46.4	$146.7	$5.1	$141.6	$0.75

Risk Management, as reported	$21.0	$5.5	$15.5	$—	$15.5	$0.08
Workforce and lease termination	2.8	0.7	2.1	—	2.1	0.01
Acquisition related adjustments	(0.3)	(0.1)	(0.2)	—	(0.2)	—
Effective income tax rate impact	—	(0.2)	0.2	—	0.2	—
Levelized foreign currency translation	(0.3)	(0.1)	(0.2)	—	(0.2)	—

Risk Management, as adjusted	$23.2	$5.8	$17.4	$—	$17.4	$0.09

Corporate, as reported	$(97.8)	$(65.7)	$(32.1)	$6.2	$(38.3)	$(0.20)
Effective income tax rate impact	—	1.0	(1.0)	—	(1.0)	(0.01)

Corporate, as adjusted	$(97.8)	$(64.7)	$(33.1)	$6.2	$(39.3)	$(0.21)

	Earnings	Provision		Net Earnings	Net Earnings
	(Loss)	(Benefit)		Attributable to	Attributable to	Diluted Net
	Before Income	for Income	Net Earnings	Noncontrolling	Controlling	Earnings
	Taxes	Taxes	(Loss)	Interests	Interests	per Share
6 Mths Ended June 30, 2020
Brokerage, as reported	$658.6	$157.0	$501.6	$2.2	$499.4	$2.58
Net gains on divestitures	(1.2)	(0.2)	(1.0)	—	(1.0)	—
Acquisition integration	13.4	3.2	10.2	—	10.2	0.05
Workforce and lease termination	21.5	5.0	16.5	—	16.5	0.09
Acquisition related adjustments	8.0	1.8	6.2	—	6.2	0.03

Brokerage, as adjusted	$700.3	$166.8	$533.5	$2.2	$531.3	$2.75

Risk Management, as reported	$38.8	$9.8	$29.0	$—	$29.0	$0.15
Workforce and lease termination	5.3	1.4	3.9	—	3.9	0.02
Acquisition related adjustments	1.2	0.3	0.9	—	0.9	—

Risk Management, as adjusted	$45.3	$11.5	$33.8	$—	$33.8	$0.17

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
6 Mths Ended June 30, 2019
Brokerage, as reported	$594.7	$147.2	$447.5	$14.9	$432.6	$2.29
Net gains on divestitures	(46.0)	(11.5)	(34.5)	—	(34.5)	(0.18)
Acquisition integration	3.8	1.0	2.8	—	2.8	0.01
Workforce and lease termination	15.8	3.9	11.9	—	11.9	0.06
Acquisition related adjustments	3.9	1.0	2.9	—	2.9	0.02
Effective income tax rate impact	—	(2.9)	2.9	—	2.9	0.02
Levelized foreign currency translation	(6.2)	(1.5)	(4.7)	—	(4.7)	(0.03)

Brokerage, as adjusted	$566.0	$137.2	$428.8	$14.9	$413.9	$2.19

Risk Management, as reported	$43.0	$11.3	$31.7	$—	$31.7	$0.17
Workforce and lease termination	3.2	0.8	2.4	—	2.4	0.01
Acquisition related adjustments	(0.3)	(0.1)	(0.2)	—	(0.2)	—
Effective income tax rate impact	—	(0.4)	0.4	—	0.4	—
Levelized foreign currency translation	(0.4)	(0.1)	(0.3)	—	(0.3)	—

Risk Management, as adjusted	$45.5	$11.5	$34.0	$—	$34.0	$0.18

Corporate, as reported	$(210.4)	$(204.3)	$(6.1)	$14.0	$(20.1)	$(0.11)
Effective income tax rate impact	—	2.0	(2.0)	—	(2.0)	(0.01)

Corporate, as adjusted	$(210.4)	$(202.3)	$(8.1)	$14.0	$(22.1)	$(0.12)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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